Mail Stop 6010

      August 3, 2005



Mr. J. Scott Blouin
Senior Vice President and Chief Financial Officer
Conexant Systems, Inc.
4000 MacArthur Boulevard
Newport Beach,  California 92660-3095


	RE:	Conexant Systems, Inc.
		Form 10-K for the fiscal year ended September 30, 2004
		Filed December 9, 2004
		Form 10-Q for the quarter ended December 31, 2004
		Form 10-Q for the quarter ended March 31, 2005
		File No. 000-24923

Dear Mr. Blouin:

	We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


							Sincerely,


							Martin F. James
							Senior Assistant Chief
Accountant